Exhibit 4.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933 as amended.

MetLife Individual Distribution Sales Deferred Compensation Plan

(effective January 1, 2010)

1.	Purpose. The purpose of the Plan is to provide an opportunity for Participants in a select group of highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA, to delay receipt of certain compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation from the date of deferral. The Plan is intended to comply with Legal Deferral Requirements and to be consistent with the requirements for registration with the U.S. Securities and Exchange Commission on a Form S-8 of debt incurred by MetLife, Inc. and shall be interpreted and administered consistent with that intent.

2.	Plan Administration.

2.1.	The Plan Administrator shall administer the Plan.

2.2.	The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Affiliates, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

2.3.	Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

2.4.	The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Eligible Associates and Participants as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds). Subject to the provisions of Section 20, the Plan Administrator may, in its discretion, adjust the value of Deferred Compensation Accounts on a basis other than as prescribed in Deferral Elections or Reallocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Participant.

2.5.	Except to the extent prohibited by law, communication by the Plan Administrator (and by an Eligible Associate or Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

2.6.

The Plan Administrator may appoint such agents, who may be officers or employees of an Affiliate, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professional as it deems desirable and may rely on any opinion received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by one or more of the Affiliates.

3.	Eligibility to Participate. Each Eligible Associate shall be eligible to participate in this Plan; provided, however, that unless the Plan Administrator determines otherwise, no otherwise Eligible Associate who, at the individual’s election or request, receives an accelerated payment pursuant to the terms of any non-qualified deferred compensation plan in which the individual participated by virtue of employment with any MetLife Company shall be eligible to participate in this Plan with regard to Compensation payable in any calendar year prior to the calendar year next beginning after the third anniversary of such payment.

4.	Deferral Elections.

4.1.	At such times as are determined by the Plan Administrator, each Eligible Associate may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Associate’s Compensation payable for services performed in such periods on and after January 1, 2010 and following the date of the Deferral Election (or other such periods consistent with Legal Deferral Requirements) determined by the Plan Administrator. Within thirty (30) days after attaining the status of Eligible Associate, such Eligible Associate may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Associate’s Compensation payable for services following the date of the Deferral Election (consistent with Legal Deferral Requirements) determined by the Plan Administrator. The Plan Administrator shall prescribe the form(s) of Deferral Election.

4.2.	The Plan Administrator may offer an Eligible Participant the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election: (a) the percentage, in increments of 5%, of Compensation that would otherwise be paid the receipt of which the Eligible Associate wishes to defer into a Deferred Cash Compensation Account, which shall be no greater than 75% of such Compensation; (b) the Investment Tracking Fund(s) which the Eligible Participant selects to adjust the value of the Deferred Cash Compensation Account and the value of the Matching Contribution Account, in increments of 5%; (c) the date on which the Eligible Participant wishes the payment of the Deferred Compensation Accounts to begin; (d) whether the Deferred Compensation Accounts are to be paid in a single lump sum or annual installments; and (e) if the Deferred Compensation Accounts are to be paid in annual installments, the number (not to exceed fifteen (15)) of such installments.

4.3.	Each Deferral Election shall indicate the date(s) on which the Eligible Associate wishes the payment of a Deferred Compensation Account to begin by indicating a single date certain that is no earlier than January 1 of the calendar year following the calendar year in which the third anniversary of the latest date any Compensation subject to the Deferral Election would have otherwise been paid.

4.4.

The Plan Administrator may, in its discretion, reject and/or reform any Deferral Election, in whole or in part, due to (a) inconsistency of the Deferral Election with this Plan; (b) inconsistency of the Deferral Election with employer compliance with legal requirements (including those regarding sufficient tax withholding and those regarding payroll taxation for FICA or otherwise); (c) inconsistency of the Deferral Election with requirements for employee contributions or premium payments from compensation under the terms of any ERISA plan; (d) inconsistency of the Deferral Election with Legal Deferral Requirements; or (e) any other lawful basis.

4.5.	Notwithstanding any other provisions of this Plan, no Compensation payable to a Participant less than one-hundred eighty (180) days after the first day of the second calendar month following a hardship payment to the Participant under SIP or other qualified deferred compensation plan in which the individual participates by virtue of employment with any Affiliate shall be deferred under this Plan.

4.6.	For purposes of applicable determinations pursuant to Legal Deferral Requirements, to the extent any Deferred Compensation Account is to be paid in annual installments, such payments shall constitute a single payment.

5.	Investment Tracking. Except as provided in Sections 2.4 of this Plan, the value of each Participant’s Deferred Cash Compensation Account and Matching Contribution Account shall be adjusted to reflect the simulated investment performance on a Total Return Basis using the Investment Tracking Funds described in Section 6 of this Plan, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment Tracking Funds, for such period(s) of time determined under the Plan until they are paid. To the extent permitted by the Plan Administrator, each Participant may select from among the Investment Tracking Funds for purposes of such valuation in the Participant’s Deferral Election and Reallocation Elections.

6.	Investment Tracking Funds. The Plan Administrator shall determine in its discretion any method(s) of Investment Tracking that shall be available for Deferral Elections and Reallocation Elections from time to time. At the Plan Administrator’s discretion, the Investment Tracking options shall include, but not be limited to, a MetLife Common Stock Fund. To the extent the methods of Investment Tracking are changed, or otherwise as the Plan Administrator determines in its discretion, the Plan Administrator may require the Participant to make an appropriate change in the Participant’s Investment Tracking or may unilaterally impose a method of Investment Tracking.

7.	Reallocation Elections.

7.1.	The Participant may change the Investment Tracking Funds used to adjust either (a) the value of new contributions to his/her Deferred Compensation Cash Account and credits to his/her Matching Contribution Account, from the date(s) Compensation is deferred rather than paid and any Matching Contributions are credited, as the case may be; and/or (b) the value of the Participant’s existing Deferred Cash Compensation Account and Matching Contribution Account.

7.2.

Unless the Plan Administrator determines otherwise, a Reallocation Election shall be effective on the date it is received by the Plan Administrator, or on the following business day if it is received by the Plan Administrator at a time when the Plan Administrator determines it is not practicable or convenient to the operation of the Plan to apply such Reallocation Election on the date it is received. The number of

Reallocation Elections by a Participant for (a) and (b) of Section 7.1 of this Plan, shall not exceed six (6) in any calendar year for each of (a) and (b) of Section 7.1; provided, however, that the number of such Reallocation Elections submitted by a Participant on a single day shall be aggregated as a single election for purposes of the limit expressed in this sentence.

8.	Matching Contribution. If a Participant makes contributions to SIP throughout a calendar year, the Participant’s Matching Contribution Account shall be credited with the amount of matching contributions (if any) with which the Participant’s SIP account would have been credited under the terms and provisions of such plan, in each case with relation to deferred Compensation in that calendar year had the Compensation not been deferred. Notwithstanding the foregoing, no Matching Contributions shall be credited in favor of a Participant during the suspension of such Participant’s deferrals pursuant to Section 4.5 of this Plan. A Participant’s Matching Contribution Account shall vest or be forfeited to the same extent, and on such date(s), that such Matching Contributions would have vested under the terms of SIP.

9.	Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Eligible Associate and Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment of Deferred Compensation Accounts under this Plan after the death of such individual. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. Beneficiary designations submitted by an Eligible Associate or Participant pursuant to the terms of the MetLife Deferred Compensation Plan for Officers, MetLife Individual Business Special Deferred Compensation Plan or MetLife Individual Business Sales Deferred Compensation Plan during or prior to 2009 shall be effective for purposes of this Plan.

10.	Payment of Deferred Compensation Accounts.

10.1.	Amount. Except as provided in Section 2.4 of this Plan, the amount of payment(s) of each Deferred Compensation Account shall reflect the value of those Deferred Compensation Accounts through the date each payment of Deferred Compensation Accounts is payable, as adjusted for Investment Tracking. If payment of Deferred Compensation Accounts is to be made in installments, then the amount of each installment payment will be determined by dividing the value of each of the Deferred Compensation Accounts at the time each payment is due by the remaining number of installments in which the Deferred Compensation Accounts is to be paid.

10.2.	Medium. The form of payment of all Deferred Compensation Accounts shall be cash.

10.3.	Timing and Number of Payments.

10.3.1.	If a Participant dies on any date prior to completion of all payments from a Participant’s Deferred Compensation Accounts, the unpaid portions of the Participant’s Deferred Compensation Accounts shall become immediately payable in a lump sum.

10.3.2.	If any of a Participant’s Deferred Compensation Accounts are payable pursuant to Section 12 or 13 of this Plan, payment shall be made in a single lump sum.

10.3.3.	Notwithstanding any other terms of this Plan, no portion of a Participant’s Matching Contribution Account shall be paid prior to the date the amount is vested pursuant to the terms of Section 8 of this Plan. To the extent the applicable date of payment occurs prior to the vesting of any portion of a Participant’s Matching Contribution Account, the portion of the Matching Contribution Account not yet vested on that date will be payable when it vests, if any.

10.3.4.	Except as otherwise provided in this Section 10.3, a Participant’s Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant’s Deferral Election and in the number of payments determined by the Participant’s Deferral Election.

10.3.5.	Payment(s) of a Participant’s Deferred Compensation Accounts shall be made on the earlier of the date payable or after any delays in payment required under Legal Deferral Requirements have passed as determined by the Plan Administrator in its discretion. In no event shall MetLife, Inc., any Affiliate, or the Plan have any liability to anyone on account of payment being made later than the date payable due to administrative considerations or otherwise.

10.3.6.	Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.

10.4.	To Whom Paid. Except as otherwise provided in this Section 10.4 of this Plan, all payments of a Participant’s Deferred Compensation Accounts will be made to the Participant. If a Participant dies on any date prior to the date of the completion of all such payments, all unpaid value in the Participant’s Deferred Compensation Accounts shall be paid to the beneficiary designated for that purpose by the Participant. If the Participant’s designated beneficiary has not survived the Participant, or the Participant has designated no beneficiary for purposes of this Plan, such payment will be made to the Participant’s estate.

10.5.	Withholding and Effect of Taxes. Payments under this Plan will be made after the withholding of any Federal, state, or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his/her beneficiary, including but not limited to any tax liabilities arising out of Legal Deferral Requirements. Withholding of any taxes or other items required by law may be made from each payment of a Participant’s Deferred Compensation Account or from other payments due to the Participant from any Affiliate to the extent consistent with law.

11.

No Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any

Participant or any other person. Except as provided in Section 20 of this Plan, no Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.

12.	Hardship Accommodations.

12.1.	Upon the written request of an Eligible Associate or Participant, the Plan Administrator may, in its discretion and in light of any facts or considerations it deems appropriate, find that the Eligible Associate or Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Eligible Associate or Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Eligible Associate or Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator finds, in its discretion, that such a suspension of deferral is insufficient to address the Participant’s Unforeseeable Emergency, make payment of all or a portion of the Participant’s Deferred Compensation Accounts. The Plan administrator shall provide the Eligible Associate or Participant with written notice of its determinations in response to the Eligible Associate’s or Participant’s request.

12.2.	The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency and amounts equal to the withholding required by Section 10.5 of this Plan, and shall not exceed the total value of the Deferred Compensation Accounts under the Plan.

12.3.	If the Eligible Associate or Participant participates in any other deferred compensation plan by virtue of employment with any Affiliate, the Plan Administrator may coordinate the operation of this Section 12 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual’s deferrals have the lowest value.

12.4.	In the event that a payment from the Participant’s Deferred Compensation Accounts is made pursuant to this Section 12, (a) the value of the Participant’s Deferred Cash Compensation Account shall be reduced, and (b) if the reduction in the value of the Participant’s Deferred Cash Compensation Account is less than the payment made, the Plan Administrator may in its discretion reduce the value of the Participant’s Matching Contribution Account in amounts determined by the Plan Administrator in its discretion, equal to a total reduction equal to the difference between the payments made and the value by which the Participant’s Deferred Cash Compensation Account was reduced.

12.5.	To the extent that the value of the Participant’s Deferred Cash Compensation Account or Matching Contribution Account is reduced, the value tracked according to each Investment Tracking Fund shall be reduced proportionate to the total value of the Deferred Cash Compensation Account or Matching Contribution Account, respectively, being tracked in that Investment Tracking Fund.

13.	Unilateral Payment Consistent with Law. In circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion and regardless of the Participant’s wishes, pay a Participant the value of the Participant’s Deferred Compensation Accounts in whole or in part. No payment pursuant to this Section 13 shall be made in a manner or at a time when prohibited or punishable by any applicable Affiliate policy or law, including but not limited to law regarding trading of securities on inside information or the exemptions therefrom.

14.	Nature of Liability. All Deferred Compensation Accounts under this Plan are unsecured obligations of MetLife, Inc. and any successor thereto, are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting or communicating the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant’s Deferred Compensation Accounts are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of MetLife, Inc. or any other party. All Deferred Compensation Accounts are subject to the claims of general creditors of MetLife, Inc. Notwithstanding the foregoing, if any Affiliate employing a Participant ceases to be an Affiliate, the Plan Administrator may determine on or before the date of the transaction in which the Affiliate ceased to be an Affiliate (or afterward, with the consent of an officer of MetLife, Inc.), that .the liabilities associated with some or all of the employees of that Affiliate who are Participants shall transfer from MetLife, Inc. to that Affiliate as of the date that Affiliate ceases or ceased to be an Affiliate. Although the Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, in no event shall MetLife, Inc., any Affiliate, or the Plan have any liability to anyone for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.

15.	No Guarantee of Employment; No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall limit the right of any employer to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant’s right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Term of Plan. This Plan shall be effective on January 1, 2010, and shall continue in effect unless and until it is terminated pursuant to its terms. The Plan Administrator may solicit and receive Deferral Elections prior to the dates this Plan, any amended and restated terms, and any amendment to the Plan are effective.

17.	Governing Law. The Plan shall be construed in accordance with and governed by New York law, without regard to principles of conflict of laws.

18.	Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between an Eligible Associate or Participant and a Affiliate with regard to the Plan or Deferred Compensation Accounts. There are no third party beneficiaries to this Plan, other than Participants’ respective beneficiaries designated under the terms of this Plan.

19.	Amendment and Termination Consistent with Law. To the extent permissible under law, including Legal Deferral Requirements, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination. For further clarification, except as otherwise stated in this Section 19, amendments may otherwise be made to any and all provisions of the Plan, including but not limited to amendments affecting the time of distribution of Deferred Compensation Accounts, affecting forms of distribution of Deferred Compensation Accounts, or affecting any of the Investment Tracking Funds or any other means for adjusting the value of Deferred Compensation Accounts.

20.	Qualified Domestic Relations Orders. The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant’s Deferred Compensation Accounts in favor of the Participant’s spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code, and otherwise as determined by this Plan.

21.	Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and any procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference.

22.	Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:

22.1. “Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc.

22.2.	“Associate” shall mean each individual who is (a) an agent of Metropolitan Life Insurance Company who exclusively sells products for Metropolitan Life Insurance Company or one or more Affiliates who is also; (b)(1)employed by Metropolitan Life Insurance Company as a common law employee, or (2) engaged by Metropolitan Life Insurance Company as a statutory employee; and (c) is in the Individual Business field force, including sales office management and sales personnel, but excluding regional management.

22.3.	“Code” shall mean the Internal Revenue Code of the United States.

22.4.	“Compensation” shall mean annual compensation for commissioned employees under the Retirement Plan payable by Metropolitan Life Insurance Company.

22.5.	“Deferral Election” shall mean a written document executed by the Eligible Associate specifying the Eligible Associate’s instructions regarding the matters addressed by Section 4 of this Plan.

22.6.	“Deferred Cash Compensation Account” shall mean a record-keeping account established for the benefit of a Participant in which is credited Compensation otherwise payable in cash to a Participant, but accounted for to the credit of the Participant under the terms of this Plan rather than paid to the Participant as and when originally earned.

22.7.	“Deferred Compensation Account” shall mean a Deferred Cash Compensation Account or a Matching Contribution Account (and, when used in the plural, all such Deferred Compensation Accounts to the credit of a Participant under the terms of this Plan). The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.

22.8.	“Eligible Associate” shall mean an Associate who, at such times that Associate is eligible to participate in this Plan as provided in Section 3 of this Plan, either:

(a)	is in the first calendar year as an Associate who is found by the Plan Administrator in its discretion to have earned annual total cash compensation in excess of the compensation limit under Section 40 1(a)(17) of the Code (as indexed annually for inflation) from any or all employers or principals in the prior calendar year (or in the second prior calendar year, should the Plan Administrator anticipate or determine that information on the individual’s earnings in the prior calendar year that the Plan Administrator would find sufficiently reliable is not available), and is selected by the Plan Administrator for eligibility and is so notified;

(b)	is in the second or later calendar year as an Associate who earned annual total cash compensation in excess of the compensation limit under Section 401(a)(17) of the Code (as indexed annually for inflation) from the MetLife Companies (or other employers or principals, if applicable) for the twelve (12) months immediately preceding October 1 of the year prior to the year subject to the Deferral Election;

(c)	is in the second or later calendar year as an Associate, earned annual total cash compensation from the MetLife Companies in the twelve (12) months immediately preceding October 1 of the year prior to the year subject to the Deferral Election in an amount that exceeded the amount determined under Code Section 414(q)(l)((B)(i) (as indexed annually for inflation) on such October 1 date, and who qualified for Chairman’s Conference, Leaders Conference, President’s Conference, or any other performance recognition conference designed for these purposes by the Plan Administrator, in each case based on performance for the second year prior to the year subject to the Deferral Election; or

(d)	is deemed to be an Eligible Associate by the Plan Administrator in its discretion.

22.9.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

22.10.	“Fair Market Value” shall mean, on any date, the closing price of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no MetLife Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

22.11.	“Investment Tracking” shall mean the adjustment of value to reflect simulated investment performance.

22.12.	“Investment Tracking Funds” shall mean those funds and vehicles described in Section 6 of this Plan.

22.13.	“Legal Deferral Requirements” shall mean requirements under law to achieve deferral of income taxation, including but not limited to Code Section 409A and any regulations promulgated thereunder.

22.14.	“Matching Contributions” shall mean the matching contributions described in Section 8 of this Plan.

22.15.	“Matching Contribution Account” shall mean a record-keeping account established for the benefit of a Participant in which is credited Matching Contributions

22.16.	“MetLife Common Stock Fund” shall mean Fair Market Value, plus the value of reinvested dividends payable on MetLife Stock.

22.17.	“MetLife Companies” shall mean MetLife Group, Inc.; Metropolitan Life Insurance Company; Metropolitan Property and Casualty Insurance Company; MetLife Securities, Inc.; MetLife Bank, National Association; and SafeGuard Health Plans, Inc. (of California).

22.18.	“MetLife Stock” shall mean shares of common stock of MetLife, Inc.

22.19.	“Participant” shall mean each Eligible Associate who has had compensation deferred by operation of a deferral election under this Plan.

22.20.	“Plan” shall mean this MetLife Individual Distribution Sales Deferred Compensation Plan.

22.21.	“Plan Administrator” shall mean the Plan Administrator of the Retirement Plan, including any person to whom such office has been delegated consistent with the Retirement Plan.

22.22.	“Reallocation Election” shall mean a written document executed by the Participant specifying the Participant’s instructions regarding the matters addressed by Section 7 of this Plan.

22.23.	“Retirement Plan” shall mean the Metropolitan Life Retirement Plan for United States Employees.

22.24.	“SIP” shall mean each and all of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates, the Metropolitan Life Auxiliary Savings and Investment Plan, and the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan (and/or any successor plan(s)).

22.25.	“Total Return” shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during .the applicable period, less any management fees or other expenses applicable to the fund or investment serving as the basis for Investment Tracking Fund, as determined by the Plan Administrator in its discretion.

22.26.	“Unforeseeable Emergency” shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or can not be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under Section 12 of the Plan consistent with Legal Deferral Requirements.

IN WITNESS WHEREOF, pursuant to authorization by the Board of Directors of MetLife, Inc., this MetLife Individual Distribution Sales Deferred Compensation Plan, effective January 1, 2010, is approved.

MetLife, Inc.

By:
/s/ Steven Brash
Vice President and Tax Director - Steven J. Brash

Date:	Aug. 31, 2009

Witness:	/s/ Angela Layne
Angela Layne